Exhibit 10.74


                                CREDIT AGREEMENT




                                 by and between

                               TCTB PARTNERS, LTD.

                           A Texas Limited Partnership

                                   as Borrower

                                       AND

                          WELLS FARGO BANK TEXAS. N.A.


                                    as Lender


                               DATED: June 5, 2002

                                TABLE OF CONTENTS


                                                                      Page
                                                                      ----
         ARTICLE I         DEFINITIONS

1.1 -  Certain Defined Terms                                            1
1.2 -  Other Definitional Provisions                                    6

         ARTICLE II        LOANS

2.1 - Loan Commitment                                                   6
2.2 - Notes                                                             6
2.3 - Manner of Borrowing under the Revolving Line of Credit Note       7
2.4 - Interest Rate                                                     7
2.5 - Principal and Interest Payments                                   8
2.6 - Processing and Origination Fees.                                  8
2.7 - Accrual Base Standard                                             8
2.8 - Manner and Application of Payments                                8

         ARTICLE III       PURPOSE AND MANNER OF FUNDS AVAILABILITY
3.1 - Purpose of Loan                                                   9
3.2  - Prepayment Penalties                                             9
3.3  - Re-evaluation--Valuation Percentage-Paydown.                     9

         ARTICLE IV        SECURITY AND ASSIGNMENT

4.1 - Collateralization                                                10

         ARTICLE V         CONDITIONS PRECEDENT

5.1 - Initial Advance                                                  10
5.2 - All Advances                                                     11

         ARTICLE VI        REPRESENTATIONS AND WARRANTIES

6.1  - Existence and Authority                                         12
6.2  - Powers                                                          12
6.3 - Financial Statements                                             12
6.4  - Liabilities                                                     12
6.5  - Litigation                                                      12
6.6  - Taxes                                                           13
6.7  - Purpose of Loan                                                 13
6.8  - Properties; Liens                                               13
6.9  - Material Agreements                                             13
6.10 - ERISA                                                           13
6.11 - Location of Records                                             13
6.12 - Permits and Franchises, Etc                                     13
6.13 - Subsidiaries                                                    14
6.14 - Hazardous Wastes and Substances                                 14
6.15 - General                                                         14
6.16 - Closing Compliance                                              14

         ARTICLE VII       AFFIRMATIVE COVENANTS

7.1 - Financial Statements and Other Information                       15
7.2 - Financial Condition                                              16
7.3 - Cash and Accounts Receivable and Available Funding               16
7.4 - Accounts Payable                                                 16
7.5 - Taxes                                                            17
7.6 - Discharge of Contractual Obligations                             17
7.7 - Legal Status                                                     17
7.8 - Maintenance and Evidence of Priority of WFBT's  Lien             17
7.9 - Insurance                                                        17
7.10 - Reimbursement of Fees and Expenses                              17
7.11 - Indemnification                                                 18
7.12 - Curing of Defects                                               19
7.13 - Inspection and Visitation                                       19
7.14 - Notices                                                         19
7.15 - Compliance                                                      19
7.16 - Compliance With Environmental Laws                              20
7.17 - Primary Operating Account                                       20
7.18 - Real Estate Debt Service Coverage Ratio                         20

         ARTICLE VIII      NEGATIVE COVENANTS

8.1. - Other Indebtedness 21 8.2. -Use of Funds                        21
8.3 - Dividends, Distributions (LLC, Partnership)                      21
8.4 - Merger, Consolidation, Transfer of Assets.                       21
8.5 - Liens, Etc                                                       21
8.6  - ERISA Compliance                                                22
8.7  -  Mergers, Consolidations                                        22
8.8  - Accounting Methods and Fiscal Year                              22
8.9 - Nature of Business                                               23
8.10 - Disposition of Assets                                           23

         ARTICLE IX        DEFAULT AND REMEDIES

9.1  - Events of Default                                               23
9.2  - Remedies                                                        24

         ARTICLE X         MISCELLANEOUS

10.1  - Survival of Representations and Warranties                     25
10.2 - Communications                                                  25
10.3 -  Non-Waiver                                                     25
10.4 - Strict Compliance                                               26
10.5 - Cumulative Rights                                               26
10.6 - Governing Laws                                                  26
10.7 - Enforceability                                                  26
10.8 - Binding Effect                                                  26
10.9 - No Third Party Beneficiary                                      26
10.10 - Delegation by Lender                                           27
10.11 - Additional Documents                                           27
10.12 - Counterparts                                                   27
10.13 - Amendments                                                     27
10.14 - Headings                                                       27
10.15 - Conflicts                                                      28
10.16 - Entirety                                                       28
10.17 - Confidentiality                                                28
10.18  -  Financing Statements                                         28
10.19 -  Arbitration - Binding Arbitration.                            28
10.20 - Notice of Final Agreement                                      30

    List of Exhibits and Schedules

Exhibit "A"       "Notes"
Schedule 1        "Term Note"
Schedule 2        "Revolving Line of Credit Note"

Exhibit "B"       Forms of Deeds of Trust,
                  Assignments of Rents and Security Agreements
Schedule 1        "Lubbock County, Texas"
Schedule 2        "Midland County, Texas"

Exhibit "C"       Form of Assignment of Leases
Schedule 1        "Lubbock County, Texas"
Schedule 2        "Midland County, Texas

Exhibit "D"       Form of Assignment of Ground Lease

Exhibit "E"       UCC-1 Financing Statement

Schedule 4.1      Closing Documents

Schedule 5.4      Schedule of Liabilities

Schedule 5.5      Schedule of Litigation

Schedule 5.9      List of  Material Agreements

Schedule 5.13     List of Other Business Relationships

Schedule 7.1      Certificates of Compliance

Schedule 8.1      Liens


         CREDIT AGREEMENT

THIS CREDIT AGREEMENT (hereinafter referred to as this "Agreement") is entered into as of the 5th day of June, 2002, by and between TCTB PARTNERS, LTD., a Texas Limited Partnership, acting by and through its General Partner, TCTB COMPANY, a Texas corporation, whose address is P. O. Box 1015, Midland Texas, 79702, as Borrower (hereinafter referred to as the "Borrower") and WELLS FARGO BANK TEXAS, N.A., whose address is MAC T5717-011,500 West Texas Avenue, P.O. Box 2097, Midland, Texas 79702-2097 (hereinafter referred to herein as "Lender"or "WFBT"), the Borrower and Lender sometimes hereinafter being referred to collectively as the "Parties Hereto".

The Borrower has requested a loan (hereinafter referred to as "the Loan") from the Lender in the total amount of SEVEN MILLION AND NO/100 DOLLARS ($7,000,000.00) to be evidenced by: (1) a TERM NOTE in the amount of SIX MILLION EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($6,800,000.00) and (2) a REVOLVING LINE OF CREDIT NOTE in amount of TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($200,000.00) (hereinafter sometimes referred to as "the Notes", and the Lender is agreeable to such request, but only on the terms and conditions as set forth herein.

In consideration of the premises and mutual covenants herein contained and Ten Dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties Hereto do hereby agree as follows:

         ARTICLE I
         DEFINITIONS

1.1 - Certain Defined Terms. For the purposes of this Agreement, the following terms, when and if used herein, shall have the respective meanings assigned to them in this section or in the section or recital referred to below:

"Advance" means any disbursement to or on behalf of Borrower under any of the Loan Papers, including, without limitation, all amounts advanced under the Revolving Line of Credit Note.

"Agreement" is defined in the preamble, and means this Credit Agreement instrument.

"Annual Debt Service" means and shall be calculated as the sum of principal and interest due on an annual basis (the preceding twelve (12) months period of time). Annual Debt Service for the year 2002 shall include the pro rata part of the year 2002 of principal and interest due and paid on the Notes for the calendar year 2002.


"Assignment of Leases" means any assignment of leases in favor of Borrower, or Borrower's predecessors in title arising out of rental or lease space located in the Mortgaged Properties.

"Assignment of Rents" means any assignment of rents or rentals due under the leases which are the subject of the Assignment of Leases.

"Base Rate", shall mean the Wells Fargo Bank Texas, N.A. Base Rate.

"Borrower" refers to TCTB PARTNERS, LTD., a Texas Limited Partnership, acting by and through TCTB COMPANY, a Texas corporation, its General Partner.

"Business Day" means every day (other than Saturday or Sunday) on which Lender is open to the public generally for the transaction of business.

"Collateral" is defined in Article IV.

"Credit Agreement (this Agreement)" is defined in the preamble.

"Debt" means, as to Borrower, all liabilities, obligations, and indebtedness to Borrower, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed, or otherwise. The amount of Borrower's contingent Debt for purposes of this Agreement and the other Loan Papers shall be equal to the amount required to be included as a liability on a balance sheet of the Borrower in accordance with Generally Accepted Accounting Principles (GAAP) applied on a consistent basis.

"Deed of Trust" means one or more Deeds of Trust as either may be amended from time to time, in favor of Lender encumbering every interest of Borrower in Mortgaged Property now owned or, to the extent such acquisition is or was financed by Lender, hereafter acquired by Borrower and selected by Lender to be encumbered as security for the Obligation. The Deeds of Trust are to cover and do cover real properties in Lubbock and Midland Counties, Texas, and may be alternatively and interchangeably referred to as the "Mortgaged Property" or the "Mortgaged Properties".

"Default Interest Rate" means that rate, if any, provided for in the Notes.

"ERISA" is defined in Section 8.7.

"Event of Default" is defined in Section 9.1.


"GAAP" means generally accepted accounting principles and practices that are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board (or any other appropriate board or committee thereof), applied on a basis consistent with that of prior periods so as to properly reflect the financial condition, results of operations, and cash flows of a person, except that any accounting principle or practice required to be changed by said Accounting Principles Board or Financial Standards Board (or any other board or committee thereof) in order to continue as a generally accepted accounting principle or practice may so be changed and when so changed shall constitute generally accepted accounting principles in accordance with the terms hereof.

"Interest" means the interest called for in the Notes.

"Leases" means those leases from tenants in the Mortgaged Properties from which rents and rentals are payable to Borrower, which may be referred to individually as "Lease".

"Lender" is defined in the preamble which may be sometimes referred to as "WFBT".

"Lien" means any lien, mortgage, security interest, charge, or encumbrance of any kind, including, without limitation, the liens upon the Mortgaged Properties, including liens upon the rents and rentals accruing to Borrower under the Leases.

"Loan" or "the Loan" shall refer to the indebtedness created hereunder and evidenced by the Notes and the Loan Papers.

"Loan Papers" mean the Credit Agreement, the Notes and any and all mortgages, act of mortgage, deeds of trust, security agreements, financing statements, and other agreements, assignments of Leases, assignments of Rents, documents, certificates, letters and instruments delivered or executed pursuant to, or in connection with, this Agreement, as any of the same may hereafter be amended, supplemented or restated (including, without limitation, the Notes), and any and all future renewals and extensions or restatements of, or amendments or supplements to, all or any part of the foregoing.

"Material Adverse Change" or "material change" or "material" or "materially" means any set of changed circumstances or events which (i) will or could reasonably be expected to have any significant and adverse effect upon the validity, performance, or enforceability of the Loan Papers, (ii) is or could reasonably be expected to be material and adverse to the financial condition or business operations or the Collateral or Mortgaged Property of Borrower taken as a whole, (iii) will or could reasonably be expected to impair the ability of Borrower to timely fulfill its payment obligations under the terms and conditions of the Loan Papers, or (iv) will or could reasonably be expected to cause an Event of Default unless cured within any applicable grace period, or
(v) when used in connection with change in management it shall be deemed to be material or a material change if it involves the resignation of the general partner or if the Borrower or a general partner are generally not paying its debts as they become due.


"Material Agreement" means any written or oral agreement, contract, Lease, commitment, or understanding to which Borrower is a party, by which Borrower is directly or indirectly bound, or to which any assets of Borrower may be subject, which may not be canceled by Borrower upon ninety (90) days or less notice without liability for further payment other than nominal penalty.

"Mortgaged Property" or "Mortgaged Properties" shall mean those tracts or parcels of land covered, or to be covered, by the Deeds of Trust, including the proceeds and income from Rents or Rentals derived from the Lease or Leases of particular premises located within the Mortgaged Properties.

"Net Income" shall mean that figure reflected as net income in the financial statements to be submitted by Borrower in accordance with Section 6.3 hereinbelow.

"Net Operating Income" shall mean the income from the Project less operating expenses (before deducting taxes, interest expense and depreciation) for the Project.

"Notes" refers to the Term Note and the Revolving Line of Credit Note executed by Borrower to Lender pursuant to the terms of this Agreement.

"Obligation" means all present and future indebtedness, obligations and liabilities, and all renewals and extensions thereof, or any part thereof, now or hereafter owed to Lender by (i) Borrower arising from, by virtue of, or pursuant to any of the Loan Papers, together with all interest accruing thereon and costs, expenses, and attorneys' fees incurred in the enforcement or collection thereof, whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several or were, prior to acquisition thereof by Lender, owed to some other person, or (ii) any obligation of Borrower to Lender.

"Origination Fee" and "Processing Fee" shall mean the fees due as described in
Section 2.6 hereinbelow.

"Person" shall mean any natural person or legal entity, included, but not limited to corporations, limited liability companies, general and limited partnerships or sole proprietorships.

"Project" means the business of the ownership and operation of the Mortgaged Properties (which includes the improvements located thereon) as properties producing income from the rental of premises located therein.

"Property" or "Properties" shall mean the same properties as "Mortgaged Property" or "Mortgaged Properties".

"Rate" means the rate of interest being charged hereunder and as provided in the Notes.

"Real Estate Debt Service Coverage Ratio" shall mean a ratio of not less than
1.5 to 1.0 from the Project being derived by the Net Operating Income divided by the Annual Debt Service.


"Rent Roll" shall mean that current list of tenants occupying the Mortgaged Properties, and which roll shall include, but not be limited to, the following information relating to each tenant located in the Mortgaged Properties: (1) the total number of square feet comprising the leased space of said tenant, (2) the name of the tenant, (3) the calendar year in which each lease commenced, (4) the minimum, or base, rental, (5) the amount of security deposit (and any other deposits) and /or prepaid rental, (6) the date through which each tenant's rental is paid, (7) the expiration date of each Tenant's lease, (8) the pro rata portion to be contributed for common area maintenance, utilities, taxes, insurance premiums and all other assessments, together with any applicable base year figures, (9) fully executed copies of all tenant leases, and any amendments or modifications thereto (Tenant Leases) together with a certification by Borrower that said Rent Roll is true, complete and correct in all material respects, to the best knowledge of the Borrower as of the date shown on said Rent Roll.

"Revolving Line of Credit Note" refers to any revolving line of credit note form executed by Borrower to Lender pursuant to the Terms of this Agreement.

"Rights" shall mean rights, remedies, powers, privileges and benefits.

"Subsidiary" means any corporation more than fifty percent (50%) of the Voting Shares of which is owned, directly or indirectly, by the Borrower.

"Term Note" refers to any term note form executed by Borrower to Lender pursuant to the Terms of this Agreement.

"Valuation Percentage" means that at all times during the term of the Loan the percentage of value of the outstanding principal balance of the Loan shall not exceed sixty percent (60%) of the then appraised market value of the Mortgaged Property as agreed to by Wells Fargo Bank Real Estate Technical Services Group (said Group sometimes referred to with the acronym "RETECHS"). "Wells Fargo Bank Texas N.A. Base Rate" shall mean the rate announced by Wells Fargo Bank Texas N.A. as its base rate as of the beginning of each banking day on which Wells Fargo Bank Texas N.A. is open for business in accordance with the laws of the State of Texas (and for holidays or weekends the Base Rate shall be the Wells Fargo Bank Texas, N.A. Base Rate as of the close of business on the most recent banking day immediately preceding such weekend or holiday) before all sums payable hereunder have been paid in full. Without notice to the Borrower or any other person, the Base Rate may change from time to time pursuant to the preceding sentence. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Wells Fargo Bank Texas may make commercial loans or other loans at rates of interest at, above or below the Base Rate.

"WFBT" is defined in the preamble to this Agreement .


"WFBT Liens" means Liens in favor of Lender, securing all or any portion of the Obligation, including, without limitation, Rights in any of the Collateral created in favor of Lender, whether by mortgage, pledge, hypothecation, assignment, transfer or other granting or creation of Liens.

1.2 -  Other Definitional Provisions.

(a) All terms defined in this Agreement shall have the above described meanings when used in any other Loan Paper, or in any certificate, report, schedule, or other document made or delivered pursuant to this Agreement or unless the same shall otherwise expressly require.

(b) Terms used herein in the singular shall import the plural and vice versa.

(c) Terms not specifically defined herein shall have the meanings accorded them under accounting principles or the Texas Uniform Commercial Code, as appropriate.

(d) The words "hereof," "herein," "hereinabove", "hereinafter", "hereinbefore", "hereinbelow", "hereto," "hereunder" and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

         ARTICLE II
         LOANS

2.1 - Loan Commitment. Subject to the terms and conditions of this Agreement, and the fulfillment of the conditions precedent of Article V, Lender agrees to make Advances to Borrower in aggregate amounts not to exceed Seven Million and No/100 Dollars ($7,000,000.00) from time to time outstanding in the manner set forth below and in the Notes. Contemporaneously with the execution hereof, the Borrower has executed and delivered to the Lender the Notes as described in
Section 2.2 hereinbelow; provided, however, Lender is obligated to make Advances thereunder only upon the conditions set forth in Article V.

2.2 - Notes. Contemporaneously with the execution hereof, Borrower has executed and delivered to the Lender the following described Notes, in the forms attached hereto as Exhibit "A", Schedules 1 and 2, and incorporated herein for all purposes:

A. Term Note in the original principal amount of $6,800,000.00.

B. Revolving Line of Credit Note in the original principal amount of $200,000.00.


The Notes are non recourse as to Borrower so that Borrower shall have no personal liability for the repayment thereof or for any cost, expense, obligation, indemnity or damage, but Lender shall have resort to, and only to the Mortgaged Properties referred to in Article IV (Mortgaged Properties) hereinbelow, notwithstanding anything to the contrary in any of the Loan Papers. Notwithstanding the foregoing it is also understood by the Parties Hereto that the failure of Borrower to perform under the terms, conditions, covenants and representations of the Loan Papers can cause "Events of Default" or other breaches and violations of the Loan Papers which do not preclude Lender from seeking any remedies available to it under law or the Loan Papers so long as such remedies do not create personal liability to Borrower contrary to the non recourse nature of the Notes; provided further that for purposes of this Agreement "Mortgaged Properties" shall be deemed to include, among other items, the assignment of leases and rents, assignment of rights under ground lease and rights to replacement reserve account as provided in section 7.19 hereinbelow.

2.3 -  Manner of Borrowing under the Revolving Line of Credit Note.

A. Each request by Borrower to Lender for an Advance under the Revolving Line of Credit Note shall specify the aggregate amount (not to be less than $10,000.00 per Advance)of such requested Advance and shall be in writing or by telephone notice promptly followed by written confirmation (which confirmation may be submitted by facsimile transmission). Notwithstanding anything to the contrary, requests for advances to the office of Lender set forth herein by any person believed by Lender in good faith to be authorized to make the request, whether written, or electronic, may be acted upon by Lender, and Borrower will be liable for sums advanced by Lender pursuant to such request. Such requests for advances shall be deemed authorized by Borrower, and Lender shall not be liable for such advances made in good faith, and with respect to advances deposited to the credit of any deposit account of Borrower, such advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. Borrower agrees to indemnify and hold Lender harmless from and against all damages, liabilities, costs and expenses (including attorney's fees) arising out of any claim by Borrower or any third party against Lender in connection with Lender's performance of transfers as described above.

B. Upon fulfillment of all applicable conditions set forth in Sections 5.1 and 5.2, Lender shall before 2:00 o'clock p.m. (Midland, Texas time) on the requested borrowing date, pay or deliver each Advance under the Note to or upon the order of Borrower at the account maintained pursuant to Section 7.17 of this Agreement in immediately available funds.

2.4 - Interest Rate. The interest rates under the Notes shall be computed and paid upon the actual principal amounts advanced to Borrower which interest rates shall be as follows:

A. Term Note. A fixed rate per annum of 7.23 per cent per annum (Fixed rate).

B. Revolving Line of Credit Note. A variable rate per annum ("Variable Rate") equal to the "Wells Fargo Bank Texas N.A. Base Rate," as herein defined, plus one-half of one percentage point (0.5000%). Adjustments in the Variable Rate shall be made on the same date as any change in the Base Rate and adjustments due to changes in the Highest Lawful Rate to be made on the effective date of any change in the Highest Lawful Rate. Interest payable hereunder shall be calculated in the manner set forth in the Note after giving effect to the foregoing.


2.5 - Principal and Interest Payments

A. Term Note. Borrower shall be required to make monthly payments of principal and interest in the amount of $53,663.20 beginning on June 30, 2002, with subsequent monthly payments, each in the amount of $53,663.20, due and payable on the 30th day of each and every succeeding month thereafter until maturity of the Note on May 31, 2009, at which time all unpaid principal and interest shall be due and payable.

B. Revolving Line of Credit Note. The principal balance of this Note shall be due and payable on May 31, 2003. Interest, computed on the unpaid principal balance of this Note shall be due and payable as it accrues monthly, commencing on June 30, 2002 and on the same day of each and every succeeding month thereafter during the term hereof, and at maturity, May 31, 2003, when the entire amount of this Note, principal and accrued, unpaid interest, shall be due and payable.

2.6 - Processing and Origination Fees. The following fees shall be paid as provided hereinbelow:

A. Processing Fee. At closing of this Loan Borrower shall pay to Lender the sum of Five Thousand Dollars ($5,000.00) as a processing fee, and

B. Origination Fee. Sixty Eight Thousand Dollars ($68,000.00), being one percent (1%) of the Six Million Eight Hundred Thousand Dollars ($6,800,000.00) face amount of the Term Note to be payable upon closing of this Loan, it being understood that Twenty Thousand Dollars ($20,000.00) to be placed in a DDA titled "TCTB Partnership, Ltd.", said amount to be applied toward the fees and expenses for the purposes of paying and reimbursing the fees and expenses incurred by Lender in the preparation and closing of this Loan, including, but not limited to those fees and expenses set forth in section 7.10 hereinbelow.

2.7 - Accrual Base Standard. All past due principal and interest on the Notes shall bear interest from the maturity thereof until paid, at the Default Rate. Interest on the Notes shall be computed on a 365/360 simple interest basis; that is, by applying the ratio of the annual interest over a year of 360 days, times the outstanding principal balance, times the actual number of days the principal is outstanding, unless such calculation would result in a usurious rate, in which case interest shall be calculated on a per diem basis of 365 or 366 days, as applicable.


2.8 - Manner and Application of Payments. All payments of principal and interest on the Notes shall be made by Borrower to Lender before 2:00 o'clock p.m. (Midland, Texas time), in lawful money of the United States of America and in immediately available funds, at Lender's principal office in Midland, Texas or as Lender and Borrower may agree. Payments received by Lender at or before 2:00 o'clock p.m. (Midland, Texas, time) shall be applied in reduction of the Obligation on and as of such date for the benefit of Borrower. In any case where a payment of principal or interest on the Notes, or any commitment or other fee, is due on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, but interest shall continue to accrue until the payment is in fact made. All payments and prepayments, if any, on the Obligation, including proceeds from the exercise of any Rights under the Loan Papers or proceeds of any of the Collateral, shall be applied to the Obligation in the order deemed appropriate by Lender, but Lender shall always retain the right to apply same in the following order: (i) to expenses for which Lender shall not have been reimbursed under the Loan Papers and then to all indemnified amounts due Lender under the terms of the Loan Papers; (ii) to accrued and unpaid interest on the Notes; (iii) to principal of the Notes; and
(iv) to the remaining Obligation

         ARTICLE III
         PURPOSE AND MANNER OF FUNDS AVAILABILITY

3.1 - Purpose of Loan. The proceeds from the Loan funds are to be used (1) as to the Term Note to purchase the Mortgaged Properties and (2) as to the Revolving Line of Credit Note for working capital in connection with the operation of the Mortgaged Properties.

3.2 - Prepayment Penalties. During the first three (3) years of the Loan insofar as it relates to the Term Note, the Borrower agrees that it shall not be able to prepay the Loan; provided, however, in the event that the Loan is paid in full during this period of time, then Borrower shall pay to Lender a prepayment penalty of four percent (4%) of the full balance of amount so prepaid. In the event of a prepayment of the Term Note during the fourth (4th) year the Borrower shall pay to Lender a penalty of four percent (4 %) of any amount so prepaid; if a prepayment of the Term Note during the fifth (5th) year the Borrower shall pay to Lender a penalty of three percent (3%) of any amount so prepaid; if a prepayment of the Term Note during the sixth (6th) year the Borrower shall pay to Lender a penalty of two percent (2%) of any amount so prepaid; and if a prepayment of the Term Note during the seventh (7th) and final year of the Term Note the Borrower shall pay to Lender a penalty of one percent (1%) of any amount so prepaid. Notwithstanding the foregoing, it is understood that any single prepayment less than Two Hundred and Fifty Thousand Dollars ($250,000.00) shall not be deemed a "prepayment" for purposes of the prepayment penalty provisions of this section 3.2. Provided further it is understood that any payment required for purposes of complying with the provisions of section 3.3 hereinbelow shall not be deemed a "prepayment" for purposes of the prepayment penalty provisions of this section 3.2.

3.3 - Re-evaluation--Valuation Percentage-Paydown. Upon request of the Lender, but in the absence of a default by Borrower, such requests by Lender to be no more frequently than once within any three (3) year period, Lender has the right, at Lender's discretion, to re-evaluate and/or re-appraise the Mortgaged Properties, at the expense of Borrower. In such event if it is determined that the Valuation Percentage exceeds sixty percent (60%), then, and in such event, Borrower shall immediately repay such principal amount of the Loan as may be necessary to result in a Valuation Percentage less than or equal to sixty percent (60%) as satisfactory to Lender.

         ARTICLE IV
         SECURITY AND ASSIGNMENT

4.1 - Collateralization. To secure full and complete payment and performance of the Obligation, Borrower hereby grants and conveys to and creates in favor of Lender, liens in, to and on all of the following items and types of property insofar as the same relate to the Leases, accounts relating to rentals under Leases, Receivables, Inventory, Equipment, Contract Rights, General Intangibles all of which may be located on, or used in connection with the Mortgaged Properties, as well as the Mortgaged Properties (referred to collectively herein as the "Collateral"), all as more particularly described in the Loan Papers:

(a) All present and future interests now owned or hereafter acquired by Borrower in the Collateral, the Mortgaged Property identified in the Deeds of Trust, Assignments of Rents and Security Agreements attached hereto as Exhibit B", Schedules 1 and 2, the Assignments of Leases attached hereto as Exhibit "C", Schedules 1 and 2, and incorporated herein for all purposes and in the Financing Statement, attached hereto as Exhibit "E" and incorporated herein for all purposes, (including the rights of Borrower under any ground lease, the form of which Assignment of Ground Lease is attached hereto as Exhibit "D") relating to the Mortgaged Properties) together with all proceeds and rentals from Leases covering premises located in and on the Mortgaged Properties;

(b) All present and future increases, profits, combinations, reclassifications, improvements and products of, accessions, attachments, and other additions to, and substitutes and replacements for, any of the Collateral;

(c) All cash and non-cash proceeds and other Rights arising from or by virtue of, or from the voluntary or involuntary sale, lease or other disposition of, or collections with respect to, or insurance proceeds payable with respect to, or proceeds payable by virtue of warranty or other claims against manufacturers of, or claims against any other persons with respect to, any of the Collateral.

         ARTICLE V
         CONDITIONS PRECEDENT

5.1 - Initial Advance. The obligation of Lender to make the initial Advances under the Loan shall be subject to satisfaction of each of the following conditions precedent:

(a) Borrower shall have duly executed the Notes and all other Loan Papers, other required resolutions including a borrowing resolution executed by the General Partner, evidencing that Borrower is a valid and existing Texas Limited Partnership in good standing with all state regulatory agencies and evidence that appropriate filings with state agencies in all other states in which Borrower now conducts business have been made, appraisals, and other documents and instruments necessary or advisable in connection with the Loan, in order to assure that Lender receives the consideration called for by this Agreement, all of which shall be in form and substance satisfactory to the Lender and its counsel and such other documents as Lender may require;


(b) All Deeds of Trust, financing statements, notices, releases, terminations, and other documents and instruments deemed by Lender and its counsel to be necessary or advisable in connection with the Collateral shall have been sent to or received by all necessary persons and recording offices, as the case may be, and copies of all title data relating to the Mortgaged Property which Lender may have requested including satisfactory evidence that Borrower holds record title to the Mortgaged Property; and

(c) That the Collateral and the Mortgaged Property are free and clear of any mortgages or other encumbrances so that Lender obtains a first and superior lien by virtue of the Loan Papers except as may be provided for in Section 8.5 hereinbelow; and

(d) Lender shall have reviewed Borrower's environmental policies and records and determined that such policies and records are satisfactory for its purposes, based upon representations by Borrower that such environmental policies and records are consistent with those of prudent commercial real estate operations and management.

5.2 - All Advances. The obligation of Lender to make any Advances hereunder shall be subject to satisfaction of the conditions stated hereinabove and each of the following conditions precedent:

(a) Borrower shall have requested such Advance, in a minimum amount in accordance with the requirements of paragraph 2.3 hereof.

(b) No Event of Default shall have occurred that has not been waived in writing by Lender, and there shall exist no condition or event that with the giving of notice or lapse of time or both, would constitute an Event of Default.

(c) Borrower shall have materially observed, performed, and complied with all covenants, agreements, duties, and obligations contained in the Loan Papers.

(d) Lender shall be under no obligation in any event to make any Advance to a third party.

(e) All Deeds of Trust, financing statements, notices, releases, terminations, and other documents and instruments deemed by Lender and its counsel to be necessary or advisable in connection with the Collateral shall have been recorded or filed in all necessary places, or sent to or received by all necessary persons, as the case may be, and Lender shall have received copies of all title data relating to the Mortgaged Property which Lender may have reasonably requested including satisfactory evidence that Borrower holds record title to the Collateral and the Mortgaged Property; and

(f) That the Collateral and the Mortgaged Property are free and clear of any mortgages or other encumbrances so that Lender obtains a first and superior lien by virtue of the Loan Papers except as provided for herein.


         ARTICLE VI
         REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as of the date hereof, which representations and warranties shall survive the delivery of the Notes, as follows:

6.1 - Existence and Authority. Borrower is a Texas Limited Partnership whose General Partner is TCTB Company, a Texas corporation, which are duly organized, legally existing, and have made appropriate filings and paid current all fees, taxes and any other assessments required of such entities under the laws of the State of Texas and is otherwise duly qualified and in good standing in all other jurisdictions wherein its respective operations, transactions of business, or ownership of property makes such qualifications necessary.

6.2 - Powers. Borrower is duly authorized to execute and issue the Notes, and this Agreement, the other Loan Papers and all other instruments referred to or mentioned herein, and all action on its part requisite for the due creation, issuance and delivery of the Notes and the due execution and delivery of the other Loan Papers has been duly and effectively taken. This Agreement is, and the other Loan Papers when duly executed and delivered will be legal, valid and binding obligations of Borrower enforceable in accordance with their terms (subject to any applicable bankruptcy, insolvency or other laws generally affecting the enforcement of creditors' rights). The Loan Papers do not violate any provisions of any material agreement, law or regulation to which Borrower is subject, and the same do not require the consent or approval of any regulatory authority or governmental body of the United States, any state or subdivisions thereof.

6.3 - Financial Statements. The most recent financial statements of Borrower, signed and dated by Borrower, have been delivered to Lender, are complete and correct in all material respects and fairly present the financial condition and results of the operations of Borrower in all material respects as of the date and for the periods stated therein. There have been no Material Adverse Changes in the financial conditions of the Borrower since the closing date of each such submitted financial statement.

6.4 - Liabilities. As of the date hereof, except for the Debt established under the Notes, and any Debt set forth on Schedule 6.4, Borrower has no debts other than those set forth in its financial statements referred to in Section 6.3 hereof. Borrower knows of no fact, circumstance, act, condition or development that will or could reasonably be expected to cause a Material Adverse Change in such financial statement.

6.5 - Litigation. Except for the litigation, if any, described on Schedule 6.5, Borrower is not involved in, nor is it aware of the threat of, any litigation, nor are there any outstanding or unpaid judgments against Borrower, and none of the litigation, if any, described on Schedule 6.5 could, create a Material Adverse Change if determined adversely against Borrower.


6.6 - Taxes. All tax returns required to be filed by Borrower in all jurisdictions have been filed, and all taxes, assessments, fees and other governmental charges upon Borrower or upon any of Borrower's property , income or franchises, which are due and payable, have been paid, or adequate reserves determined in conformity to GAAP have been provided for payment thereof.

6.7 - Purpose of Loan. The proceeds of the Loan shall be used for the purpose set forth in Section 3.1 above. The proceeds of any advances (i) are not and will not be used directly or indirectly for the purpose of purchasing or carrying, or for the purpose of extending credit to others for the purpose of purchasing or carrying, any "margin stock" as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, as amended; and in violation of Regulations G, U or X, and (ii) will be otherwise used for lawful purposes.

6.8  - Properties; Liens.

(a) Contemporaneously with the making of an Advance hereunder, with regard to the Mortgaged Properties included in the Deeds of Trust and Borrower shall hold good and defensible record title thereto, free and clear of all Liens except Liens permitted under Section 8.5 hereof, and shall have full authority to create WFBT's Liens thereon.

(b) Subject to the Liens permitted under Section 8.5 hereof and Liens that neither materially detract from the marketability and value of the Mortgaged Property nor materially impair the use of the Mortgaged Property, and except as may be limited or otherwise affected by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, upon execution, delivery and recording, or filing, as appropriate, the Loan Papers will be effective to create in favor of Lender a legal, valid and continuing first Lien on the Collateral (real and personal, tangible and intangible) described therein.

6.9 - Material Agreements. Except for the Loan Papers, the Material Agreements which may be listed on Schedule 6.9, Leases and related agreements, documents and instruments giving rise to the Collateral, or any portion of the Collateral, there are no Material Agreements of Borrower affecting the Collateral; Borrower is not, nor will the execution, delivery and performance of and compliance with the terms of the Loan Papers cause Borrower to be, in default (nor has any potential default occurred) under any Material Agreement.

6.10 - ERISA. Borrower maintains no plans subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

6.11 - Location of Records. The records of Borrower, including all records concerning the Collateral, are kept at the offices of Borrower located at 303 West Wall Street, Midland, Texas 79701.


6.12 - Permits and Franchises, Etc. Borrower has all rights, licenses, permits, franchises, patents, patent rights, trademarks, trademark rights and copyrights that are required in order for Borrower to conduct its business as now conducted without known conflict with the rights of others. Borrower is not aware of any fact or condition that might cause any of such rights not to be renewed in due course.

6.13 - Subsidiaries. Borrower is not a subsidiary of another legal entity. Borrower is not a member of any general or limited partnership (except Borrower itself), joint venture or association of any type whatsoever except associations, joint ventures, partnerships, or other relationships that are disclosed to Lender on Schedule 6.13.

6.14 - Hazardous Wastes and Substances. To the knowledge of Borrower the Mortgaged Property is in compliance with applicable material state and federal environmental laws and regulations and Borrower is not aware of and has not received any notice of any violation of any applicable state or federal environmental law or regulation and to the knowledge of Borrower there has not heretofore been filed any complaint, nor commenced any administrative procedure, against Borrower, or any of their predecessors, that is pending and that has not been otherwise resolved, alleging a violation of any environmental law or regulation with respect to the Mortgaged Property. In the event Borrower may use or generate on a portion of its properties materials which are Hazardous Materials, as hereinafter defined, Borrower has and will make a good faith attempt to comply with all applicable statutes and regulations in the use, generation and disposal of such materials. To the best of its knowledge, Borrower has not otherwise installed, used, generated, stored or disposed of any hazardous waste, toxic substance, asbestos or related material ("Hazardous Materials") on the Mortgaged Property. For the purposes of this Agreement, Hazardous Materials shall include, but shall not be limited to, substances defined as "hazardous substances" or "toxic substances" in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9061, et seq., Hazardous Materials Transportation Act, 49 U.S.C. 1802, et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et q., or as "hazardous substances," "hazardous waste" or "pollutant or contaminant" in any other applicable federal, state or local environmental law or regulation. There do not exist upon the Mortgaged Property any underground storage tanks or facilities, and to the best knowledge of Borrower, none of the Mortgaged Property has ever been used for the treatment, storage, recycling, or disposal of any Hazardous Materials.

6.15 - General. To the knowledge of Borrower there are no significant material facts or conditions relating to the Loan Papers, any of the Collateral, or the financial condition or business of Borrower that could, collectively or individually, cause a Material Adverse Change and that have not been related or disclosed, in writing, to Lender as an attachment or schedule to this Agreement; and all writings heretofore or hereafter exhibited or delivered to Lender by or on behalf of Borrower are and will be genuine and in all respects what they purport and appear to be.


6.16 - Closing Compliance. To the knowledge of Borrower, Borrower represents to Lender for all purposes that as of the date of the execution of this Agreement, Borrower is in full and complete compliance with all applicable regulatory requirements and all provisions of the Loan Papers except where non-compliance will not have a material adverse effect on the security intended to be granted to Lender.

         ARTICLE VII
         AFFIRMATIVE COVENANTS

As an inducement to Lender to enter into this Agreement, Borrower covenants and agrees that from the date hereof and until termination of this Agreement and payment in full of the Obligation (except as otherwise provided in this Article), unless otherwise agreed to by Lender in writing, as follows:

7.1 - Financial Statements and Other Information. Borrower shall promptly furnish to Lender copies of (i) such information regarding its business and affairs and financial condition as Lender may reasonably request, and (ii) without request, the following:

(a) Financial Statements: Borrower shall provide to Lender reviewed financial statements, prepared by a certified public accountant not later than 120 days after and as of the end of each fiscal year to include a statement of profit and loss and of changes to owner's equity. Interim statements shall be provided quarterly not later than 30 days after and as of the end of each such interim period. Periodic financial statements shall include a balance sheet as of the end of each such period, and a statement of profit and loss and of changes in owners equity, from the beginning of the then fiscal year to the end of such period, certified as correct by one of Borrower's authorized agents. If Borrower has subsidiaries, annual financial statements shall be provided on a consolidated and consolidating basis.

(b) Tax Returns: Borrower shall provide to Lender, within 30 days after filing, but in no event later than October 31 of each calender year, copies of Borrower's filed federal income tax returns for such year including all supporting schedules.

(c) Certificates of compliance: Contemporaneously with each annual and quarterly financial statement of Borrower required hereinabove, Borrower shall submit to Lender a certificate of the general partner, or other authorized representative of Borrower satisfactory to Lender, that the financial statements required herein are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute and Event of Default. The form of certificate of compliance and with the attachments requested in the format reflected on Schedule 7.1 attached hereto, which certificates of compliance shall then be attached to the financial statements required in (a) above, and which may be modified from time to time by Lender;

(d) Rent Roll: Borrower shall furnish to Lender, not later than sixty (60) days after, and as of the 31st day of December of each year, (and more frequently upon request of Lender), an annual Rent Roll in form and substance acceptable to Lender;


(e) Immediately upon becoming aware of the existence of, or any material change in the status of, any litigation which could create a Material Adverse Change if determined adversely against Borrower, a written communication to Lender of such matter;

(f) Immediately upon becoming aware of an Event of Default or the existence of any condition or event that constitutes, or with notice or lapse of time, or both, would constitute an Event of Default, a verbal notification to Lender specifying the nature and period of existence thereof and what action Borrower is taking or proposes to take with respect thereto and, immediately thereafter, a written confirmation to Lender of such matters;

(g) Immediately upon becoming aware that any Person has given notice or taken any other action with respect to a claimed default under any material indenture, mortgage, deed of trust, promissory note, credit agreement, agreement, or any other Material Agreement or undertaking to which Borrower is a party which does or could result in a claim, fine or judgment against Borrower in excess of One Hundred Thousand Dollars ($100,000.00) if not paid or otherwise resolved, a verbal notification to Lender specifying the notice given or action taken by such person and the nature of the claimed default and what action Borrower is taking or proposes to take with respect thereto and, immediately thereafter, a written communication to Lender of such matters; and

(h) Immediately upon becoming aware of the commencement of any material action or material proceeding against either Borrower or any of the Mortgaged Properties by any governmental agency, including, without limitation, the Internal Revenue Service, the Environmental Protection Agency, or any other governmental or other regulatory agency, having jurisdiction whether federal or state, which does or could result in a claim, fine or judgment against Borrower in excess of One Hundred Thousand Dollars ($100,000.00) if not paid or otherwise resolved, a written communication to Lender of such matter.

All financial statements, schedules and other financial information delivered hereunder shall be prepared in conformity with the requirements of Lender and shall be certified as true and correct by the appropriate officer or representative (satisfactory to Lender) of the general partner of Borrower, in such person's official capacity as such officer or representative by signature and date thereon.

7.2 - Financial Condition. Borrower shall maintain its financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices.

7.3 - Cash and Accounts Receivable and Available Funding. Borrower will maintain cash plus accounts receivable plus available funding under the line of credit greater than or equal to accounts payable.

7.4 - Accounts Payable. Borrower will maintain all accounts payable at less than sixty (60) days.

7.5 - Taxes. Borrower will pay and discharge, or cause to be paid and discharged, all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any part of the Mortgaged Properties, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if not paid, might become a Lien upon such properties or any part thereof; provided that Borrower shall not be required to pay and discharge or cause to be paid or discharged any such tax, assessment, charge, levy or claim contested by it in good faith by appropriate proceedings; and provided, further, that the immediately preceding proviso shall not apply to any Lien imposed by the U.S. Government for failure to pay income, payroll, FICA or similar taxes, and payment with respect to any such tax, assessment, charge, levy or claim shall be made before any property of Borrower shall be seized and sold in satisfaction thereof.

7.6 - Discharge of Contractual Obligations. Borrower will do and perform every material act and discharge all of the material obligations provided to be performed and discharged under the Loan Papers and any and all of the Material Agreements or documents referred to or mentioned herein at the time or times and in the manner required.

7.7 - Legal Status. Borrower will use its best efforts to do, or cause to be done, all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all material laws and regulations applicable to it, and, further, comply with all applicable laws and regulations, whether now in effect or hereafter enacted or promulgated by any governmental authority having jurisdiction over the Mortgaged Property, noncompliance with which would cause a Material Adverse Change.

7.8 - Maintenance and Evidence of Priority of WFBT's Lien. Borrower shall perform such acts and duly authorize, execute, acknowledge, deliver, file, and record such additional assignments, security agreements, deeds of trust, mortgages and other agreements, documents, instruments and certificates as Lender may reasonably deem necessary or appropriate in order to perfect and maintain WFBT's Lien as a first lien (except as may be provided in Section 8.5) and preserve and protect the Rights of Lender in respect of all present and future Collateral.

7.9 - Insurance. Borrower will maintain such policies of liability, hazard, damage, and worker's compensation insurance as are customarily carried by companies similarly situated operating properties of the type and character as the Mortgaged Properties. If requested by Lender, any such policies of insurance shall show Lender therein as loss payee. Upon request by Lender, Borrower will cause to be furnished to Lender certificates or policies necessary to give Lender reasonable assurance of the existence of such coverage insofar as it applies to the Mortgaged Property. Borrower agrees to notify Lender promptly of any termination or other material change in such insurance coverage, and to provide Lender, upon request, with all information about the renewal of each policy at least 10 days prior to the expiration thereof.

7.10 - Reimbursement of Fees and Expenses. Borrower will promptly(and in any event, within thirty (30) days after any invoice or other statement or notice, pay:

(i) all transfer, stamp, mortgage, documentary, or similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Papers or any other document referred to herein or therein;

(ii) all reasonable costs and expenses incurred by or on behalf of Lender, including attorney's fees, auditor's fees (whether for work by Lender's in-house auditors or independent auditors), real estate appraisal fees, survey fees, environmental reports and collateral audits, travel costs and miscellaneous expenses in connection with

 (1) the negotiation, preparation, execution and delivery of the Agreement or any renewal or extension thereof, the Loan Papers, and any and all consents, waivers, or other documents or instruments relating thereto,

 (2) the filing, recording, refiling, and re-recording of any Loan Papers and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of the Loan Papers,

(3) the borrowing hereunder and other action reasonably required in the course of the administration hereof,

(4) monitoring, or confirming (or preparation or negotiation of any documents related to) Borrower's compliance with any covenants or conditions contained in this Agreement or any of the Loan Papers,

(iii) all reasonable costs and expenses incurred by or on behalf of Lender (including attorneys' fees, consultants' fees and accounting fees in connection with the defense or enforcement of this Agreement or any of the Loan Papers (including this section) or the defense of Lender's exercise of its rights hereunder. In addition to the foregoing, until all obligations have been paid in full, Borrower will also pay or reimburse Lender all reasonable out of pocket costs and expenses of Lender or Lender's employees in connection with the administration of the Notes and the related due diligence of Lender, including travel and miscellaneous expenses and fees and expenses of Lender's outside counsel and consultants engaged in connection with the renewal or extension of the Agreement or the Loan Papers.


7.11 - Indemnification. Except for willful misconduct or grossly negligent actions of Lender, Borrower agrees to indemnify Lender from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, remedial actions, costs, expenses or disbursements (collectively, "Claims") of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Lender by any third party growing out of or resulting from (i) the Loan Papers and the transactions and events at any time associated therewith (including, without limitation, the enforcement of the Loan Papers and the defense of Lender's actions and inactions in connection with the Loan; (ii) the presence of any Hazardous Materials on or under the Mortgaged Property; or (iii) any activity carried on or undertaken on or off the Mortgaged Property (resulting from activities arising on the Mortgaged Property), whether prior to or during the term hereof and whether by Borrower or any third person, in connection with the treatment, storage, recycling, removal, handling or disposal of Hazardous Materials at any time located on or under the Mortgaged Property. The covenants and conditions of this section shall at all times be construed to be personal covenants in favor of Lender and shall not run with the lands; provided, however, that such covenants and indemnity shall remain in full force and effect for a period of five (5) years from the termination of this Agreement as renewed and extended from time to time notwithstanding the payment in full of the Obligation and the release, either partially or wholly, of the Lender's Liens or any foreclosure thereunder. All such Claims as may be paid by Lender shall bear interest at the Highest Lawful Rate per annum if not paid by the Borrower within sixty (60) days of presentation, until paid by Borrower and shall be part of the Obligation secured by the WFBT Liens. THE PARTIES HERETO INTEND FOR THE PROVISIONS OF THIS PARAGRAPH TO APPLY TO AND PROTECT EACH INDEMNIFIED PARTY FROM THE CONSEQUENCES OF STRICT LIABILITY IMPOSED OR THREATENED TO BE IMPOSED ON ANY INDEMNIFIED PARTY AS WELL AS FROM THE CONSEQUENCES OF ITS OWN NEGLIGENCE (EXCEPT GROSS NEGLIGENCE), WHETHER OR NOT THAT NEGLIGENCE IS THE SOLE, CONTRIBUTING, OR CONCURRING CAUSE OF ANY CLAIMS INDEMNIFIED AGAINST.

7.12 - Curing of Defects. Borrower will promptly cure any defects in the execution and delivery of any of the Loan Papers, and in any other instrument or document referred to or mentioned herein. Borrower will immediately execute and deliver to Lender upon request, all such other and further instruments as may be reasonably required or desired by Lender from time to time in compliance with or accomplishment of the covenants and agreements of Borrower made in the Loan Papers.

7.13 - Inspection and Visitation. Borrower will grant Lender access to all of its books and records, as well as to all of the Collateral, and allow inspection and copying of same by Lender or its designated representatives at any time during normal business hours or such other time as Lender may reasonably request and following reasonable notice.

7.14 - Notices. Borrower will give prompt written notice to Lender of any proceedings instituted against it by or in any federal or state court or before any commission or other regulatory body, federal, state or local, which, if adversely determined, would cause a Material Adverse Change.

7.15 - Compliance.  Borrower will observe and comply with:


(a) All laws, statutes, codes, acts, ordinances, rules, regulations, directions and requirements of all federal, state, county, municipal and other governments, departments, commissions, boards, courts, authorities, officials and officers, domestic and foreign, including but not limited to all applicable regulatory requirements promulgated by any governmental agency including OSHA, the EPA, the Pension Benefit Guaranty Fund, ERISA, and any other applicable regulatory agency, where the failure to observe or comply would cause a Material Adverse Change;

(b) All orders, judgments, decrees, injunctions, certificates, franchises, permits, licenses, and authorizations of all federal, state, county, municipal, and other governments, departments, commissions, boards, courts, authorities, officials, and officers, domestic and foreign, with which the failure to observe or comply would cause a Material Adverse Change and against which it shall maintain such reserves as are appropriate; and

(c) All obligations necessary to maintain the Mortgaged Property.

7.16 - Compliance With Environmental Laws. Borrower, to its knowledge, is in substantial compliance with all state and federal environmental laws and regulations and will remain in substantial compliance with same and will not place or permit to be placed any Hazardous Materials on the Mortgaged Property in violation of applicable state and federal environmental laws. In the event Borrower should discover any Hazardous Materials on the Mortgaged Property which could result in a breach of the foregoing covenant, Borrower shall notify Lender within ten (10) days after such discovery. Borrower shall dispose of all material amounts of Hazardous Materials generated by them only at facilities and/or with carriers that maintain valid governmental permits under the Resource Conservation and Recovery Act, 42 U.S.C. 6901. In the event of any notice or filing of any procedure against Borrower alleging a violation of any environmental law or regulation, Borrower shall give notice to Lender within ten
(10) days after receiving notice of such notice or filing.

7.17 - Primary Operating Account. Borrower shall maintain its primary depository and disbursement accounts with Wells Fargo Bank Texas, N.A.

7.18 - Real Estate Debt Service Coverage Ratio. Borrower shall maintain a Real Estate Debt Service Coverage Ratio of not less than 1.5 to 1.0 from the "Project" with "Real Estate Debt Service Coverage Ratio" defined as Net Operating Income divided by Annual Debt Service for the Project.

7.19 - Replacement Reserve: Borrower shall maintain in a DDA with Lender a replacement reserve equal to four percent (4%) to be calculated upon the Net Operating Income after deducting Annual Debt Service, and shall be paid by Borrower into said DDA on a quarterly basis beginning with the first quarterly payment being made on September 30, 2002, and quarterly thereafter.

         ARTICLE VIII
         NEGATIVE COVENANTS


Borrower further covenants that so long as Lender remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or un-liquidated) of Borrower to Lender under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Lender's prior written consent:

8.1. - Other Indebtedness. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or un-matured, liquidated or un-liquidated, joint or several, except (a) the liabilities of Borrower to Lender, and (b) any other liabilities of Borrower existing as of, and disclosed to Lender prior to, the date hereof.

8.2. -Use of Funds. Use any of the proceeds of any credit extended hereunder except for the purposes stated herein.

8.3 - Dividends, Distributions (LLC, Partnership). Borrower shall not, without the written consent of Lender, declare or pay any distributions in excess of tax liability due annually (but in any event, no more than forty percent (40%) of net income), either in cash or any other property to any partner or member in Borrower, nor redeem, retire, repurchase or otherwise acquire any interest of any partner or member in Borrower.

8.4 - Merger, Consolidation, Transfer of Assets. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower's business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business.

8.5 - Liens, Etc. Except as may otherwise be permitted herein Borrower will not create, assume or suffer to exist any Lien upon the Mortgaged Properties, excluding, however, from the operation of this section:

(a) The Lender's Liens;

(b) Any Liens reflected on Schedule 8.1 hereto;

(c) Deposits or pledges to secure payments of worker's compensation, unemployment insurance, old age pensions or other social security;

(d) Deposits or pledges to secure performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety or appeal bonds, or other deposits or pledges for purposes of like general nature in the ordinary course of business;


(e) Liens for taxes, assessments or other governmental charges or levies that are not delinquent or that are in good faith being contested or litigated, provided, that this exception shall not allow any Lien imposed by the U.S. Government for failure to pay income, payroll, FICA or similar taxes;

(f) Mechanics', carriers', workmen's, repairmen's or other like Liens arising in the ordinary course of business securing obligations less than ninety (90) days from the date of invoice, and on which no suit to foreclose has been filed, or which are in good faith being contested or litigated;

(g) Liens securing any additional indebtedness which may be specified in Section
6.4 hereinabove or securing obligations under 7.1 above; or

(h) Liens created by or resulting from any litigation or legal proceeding that is currently being contested in good faith by appropriate proceedings;

(i) Liens, charges and encumbrances incidental to the conduct of its business or the ownership of its properties or assets, which were not incurred in connection with the borrowing of money or the obtaining of advances of credit and that do not materially detract from the value of such property or assets or materially impair the use thereof in the operation of its business; and

(j) Liens arising in the normal course of business under operating agreements or joint operating agreement covering all or part of the Mortgaged Properties.

8.6 - ERISA Compliance. Borrower will not at any time permit any plan subject to ERISA maintained by it to:

(a) Engage in any "prohibited transaction" as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended;

(b) Incur any "accumulated funding deficiency" as such term is defined in
Section 302 of ERISA; or

(c) Terminate any such plan in a manner which could result in the imposition of a lien on its property pursuant to Section 4068 of ERISA.

8.7 - Mergers, Consolidations. Borrower will not, without the consent of Lender, form any new subsidiary company, or consolidate with or merge into, or acquire any party or permit any party to consolidate with or merge into, or acquire it, unless Borrower is the surviving entity of such merger, consolidation, or acquisition.

8.8 - Accounting Methods and Fiscal Year. Borrower will not make any change in its present accounting method nor change its present fiscal year unless such changes are approved by Lender or as may be required by changes in GAAP.

8.9 - Nature of Business. Borrower will not engage in any business other than that in which Borrower is presently engaged and business activities directly related thereto.

8.10 - Disposition of Assets. Except for sales in the ordinary course of business and the disposition of obsolete or unneeded equipment in the ordinary course of business, Borrower shall not, without Lender's consent, sell, transfer, lease, exchange, alienate or otherwise dispose of any of the Mortgaged Property or assets located thereon other than on fair and reasonable terms no less favorable than could be obtained in an arm's length transaction between Borrower and a non-related entity. Lender agrees to terminate its liens and its interest in any collateral disposed of in accordance with the foregoing.

         ARTICLE IX
         DEFAULT AND REMEDIES

9.1 - Events of Default. If any one or more of the following shall occur and shall not have been remedied in the period, if any, provided, an "Event of Default" shall be deemed to have occurred hereunder and with respect to all of the Obligation, unless waived in writing by Lender:

(a) Default shall occur in the payment when due of the outstanding principal of the Obligation;

(b) Default shall occur in the payment within three (3) Business Days of when due of any accrued interest upon the Obligation;

(c) Any material representations, warranty or statement made by Borrower in any of the other Loan Papers or in any certificate furnished to Lender hereunder shall be breached or shall prove to be untrue or misleading in any material respect at the time when made;

(d) Default shall occur in the observation or performance of any covenants duties, agreements, or obligations herein set forth including financial covenants under Sections 7.1 above, and such default shall continue for a period of thirty (30) consecutive days after Borrower's receipt of written notice of such default;

(e) Borrower shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of its or of all or a substantial part of its assets; (ii) be unable, or admit in writing its inability, to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) be adjudicated a bankrupt or insolvent or file a voluntary petition in bankruptcy;
(v) file a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency law; (vi) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceedings; or (vii) take any action (corporate or otherwise) for the purpose of effecting any of the foregoing;


(f) An order, judgment or decree shall be entered by any court of competent jurisdiction approving a petition seeking reorganization of Borrower or appointing a receiver, trustee or liquidator of Borrower or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed in effect for any period of forty five (45) consecutive days;

(g) Any Lien for failure to pay income, payroll, FICA or similar taxes shall be filed by the U.S. Government or any agent or instrumentality thereof against the Borrower and shall not be terminated, discharged or stayed at least thirty (30) days thereafter;

(h) There shall occur any default, notice of default, filing of suit or notice of breach by any other party to any Material Agreement to which Borrower is a party wherein the amount involved or claimed exceeds $100,000.00, following the passage of the greater of thirty (30) days or any applicable grace period provided for thereunder, unless contested by Borrower in good faith by appropriate proceedings;

(i) Any final judgment or judgments for the payment of money in the amount of $100,000.00 or more, in the aggregate, shall be rendered against Borrower, and shall not be satisfied or discharged at least thirty (30) days prior to the date on which any of its assets could be lawfully sold to satisfy such judgment or judgments, unless Borrower shall bring litigation to stay same;

(j) Any attachment, sequestration or similar proceeding against any of the assets of Borrower having a fair market value of $100,000.00 or more shall be commenced and shall not be terminated, discharged or stayed at least thirty (30) days prior to the date on which any of such assets could be lawfully sold;

(k) A Material Adverse Change has occurred with respect to Borrower; or

(l) Lender, in good faith, considers Lender's prospect of or right to payment of principal or interest under this Agreement or the Notes executed by the Borrower to be materially impaired.


9.2 - Remedies. Upon the occurrence of any Event of Default, Lender's obligation to make any further Advances shall automatically be suspended and Lender may declare all of the Obligation to be forthwith due and payable, whereupon the same shall forthwith become due and payable without further presentment, demand, protest, notice of acceleration or the intent to accelerate, or other notice of any kind, all of which Borrower hereby expressly waives, anything contained herein, in the Notes or in any of the other Loan Papers to the contrary notwithstanding; provided that any default under subsection (d) of Section 9.1 shall result in all of the Obligation becoming immediately due and payable in full without the necessity of any act by Lender. Further, Lender may, in its discretion, but shall not be required to, exercise such Rights as are provided it in any of the Loan Papers or at law or in equity. Nothing contained in this Article shall be construed to limit or amend in any way the Events of Default enumerated in the Loan Papers or any other document executed in connection with the transactions contemplated herein. Further, in such event, Lender shall have all other Rights afforded to it with respect to Borrower, or any of the Collateral under any of the Loan Papers or under any applicable law or in equity.

         ARTICLE X
         MISCELLANEOUS

10.1 - Survival of Representations and Warranties. All representations and warranties of Borrower herein, and all covenants, agreements, duties and obligations of Borrower not fully performed on or before the date of this Agreement, shall survive such date.

10.2 - Communications. Unless specifically otherwise provided, whenever any Loan Paper requires or permits any consent, approval, notice, request, or demand from one party to another, such communication must be in writing to be effective and shall be deemed to have been given on the day actually delivered or, if mailed, on the third day (or if such third day is not a Business Day, then on the next succeeding Business Day) after it is enclosed in an envelope, addressed to the party to be notified at the address stated below, properly stamped, sealed, and deposited in the appropriate official postal service; provided, however such communications may also be by telecopy or overnight delivery . Until changed by notice pursuant hereto, the address for each party for purposes hereof is as follows:

BORROWER:                           TCTB PARTNERSHIP, LTD.
P. O. Box 1015
Midland, TX 79702
Attention: Jon M. Morgan


LENDER:                             Wells Fargo Bank Texas N.A.
P.O. Box 2097
Midland, Texas 79702-2097
Attention: Brian J. Lucas, Vice President

10.3 -  Non-Waiver.

(a) The acceptance by Lender at any time and from time to time of part payment on the Obligation shall not operate as a waiver of any Event of Default then existing.

(b) No waiver by Lender of any Event of Default shall operate as a waiver of any other then existing or subsequent Event of Default.

(c) No delay or omission by Lender in exercising any Right shall impair such Right or operate as a waiver thereof, nor shall any single or partial exercise of any such Right preclude other or further exercise thereof, or the exercise of any other Right under the Loan Papers or otherwise.


(d) No notice or demand given by Lender in any case shall operate as a waiver of Lender's right to take other action in the same, similar or other instances without such notice or demand.

(e) No Advance hereunder shall operate as a waiver by Lender of (i) the representations, warranties and covenants of Borrower under the Loan Papers;
(ii) any Event of Default; or (iii) any of the conditions to Lender's obligation, if any, to make further Advances.

10.4 - Strict Compliance. If any action or failure to act by Borrower violates any of its respective covenants contained herein or in any other Loan Paper, then such violation shall not be excused by the fact that such action or failure to act would otherwise be required or permitted by any covenant (or exception to any covenant) other than the covenant violated.

10.5 - Cumulative Rights. The Rights of Lender under the Loan Papers are in addition to all other Rights provided by law, whether or not the Obligation is due and payable and whether or not Lender has instituted any suit for collection or other action in connection with the Loan Papers.

10.6 - Governing Laws. This Agreement has been prepared, is being executed and delivered, and is intended to be performed, in the State of Texas. The substantive laws of such state and the applicable federal laws of the United States of America shall govern the validity, construction, enforcement and interpretation of this Agreement and the other Loan Papers; provided, however, that the rights provided in the Loan Papers with reference to properties situated in other states may be governed by the laws of such other states.

10.7 - Enforceability. If one or more of the provisions contained in the Loan Papers shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such validity, illegality, or unenforceability shall not affect any other provision of the Loan Papers or any other instrument referred to herein.

10.8 - Binding Effect. The Loan Papers shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns; provided, however, that Borrower may not assign any Rights, duties or obligations under the Loan Papers without the prior written consent of Lender.

10.9 - No Third Party Beneficiary.


(a) The Parties Hereto do not intend the benefit of the Loan Papers to inure to any third party, nor shall the Loan Papers be construed to make or render Lender liable to any third party, including, without limitation, any materialman, supplier, contractor, subcontractor, purchaser, lessor or lessee having a claim against Borrower. Notwithstanding anything contained in the Loan Papers, or any conduct or course of conduct by any or all of the parties hereto, whether before or after signing this Agreement or any other Loan Paper, no Loan Paper shall be construed as creating any right, claim or cause of action against Lender in favor of any third party, including, without limitation, any materialman, supplier, contractor, subcontractor, purchaser, lessor or lessee having a claim against Borrower, provided, however this provision shall not be deemed to prohibit Lender from assigning the Loan Papers to a third party purchaser. Nothing herein, however, shall limit Lender's right to negotiate the Notes and/or assign its interest under the Credit Agreement or the Loan Papers.

(b) All conditions to the obligation of Lender to make Advances hereunder are imposed solely and exclusively for the benefit of Lender, and no other person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will make or refuse to make Advances in the absence of strict compliance therewith, and any or all of such conditions may be freely waived in whole or in part by Lender at any time if Lender, in its sole and absolute discretion, deems it advisable to do so.

10.10 - Delegation by Lender. Lender may perform any of its duties or exercise any of its Rights by or through its officers, directors, employees, attorneys, agents or other representatives.

10.11 - Additional Documents. It is contemplated that there may be certain supplementary and/or corrective mortgages, deeds of trust, security agreements, assignments, consents and similar items prepared by Lender to be executed by Borrower or third parties through which Borrower has obtained title to the Mortgaged Property subsequent hereto, as well as certain other corrective and additional documentation not executed concurrently with this Agreement because of the unavailability of information such as property and collateral descriptions at the time of the execution hereof. Borrower agrees to cooperate with Lender and to provide such information in connection therewith as Lender may reasonably request, and to execute and deliver such other and further documentation as Lender shall reasonably request so as to provide Lender with a WFBT Lien on the Collateral. Further, upon Lender's reasonable request, Borrower shall provide such title opinions, contracts, assignments, transfer orders, division orders and such other documents and instruments as are necessary to establish Borrower's title to the Mineral Interests.

10.12 - Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. An electronic transmission or other facsimile of this document or any related document shall be deemed an original and shall be admissible as evidence of the document and the signer's execution. The Parties Hereto agree that Lender shall gather all such counterparts and is authorized to take the same apart and reassemble the parts into one complete counterpart, copies of which will be delivered to Borrower.

10.13 - Amendments. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by Borrower and Lender.

10.14 - Headings. All headings used herein are for convenience and reference purposes only and shall not affect the substance of this Agreement.


10.15 - Conflicts. In the event that there exists any conflict or inconsistency between the terms hereof and the terms of any other Loan Paper, the terms hereof shall govern and control, provided that the fact that any representation, warranty or covenant contained in any other Loan Paper is not contained herein shall not be, or be deemed to be, a conflict or inconsistency.

10.16 - Entirety. This Agreement and the other Loan Papers embody the entire agreement among the parties and supersede and supplant all prior agreements and understandings with respect to the matters contained herein.

10.17 - Confidentiality. Lender will make all reasonable efforts, consistent with its rights under the Loan Papers, to hold all information relating to the Borrower and the Mortgaged Property in confidence.

         10.18 - Financing Statements. Borrower appoints Lender, its officers and employees, as Borrower's agent and attorney-in-fact to execute and/or file all required Uniform Commercial Code Forms as may be necessary to perfect the security interests granted under this Agreement or any other Loan Document contemplated hereby.

10.19 - Arbitration - Binding Arbitration. Lender and each party to this Agreement hereby agree, upon demand by any party, to submit any Dispute to binding arbitration in accordance with the terms of this Arbitration Program. A "Dispute" shall include any dispute, claim or controversy of any kind, whether in contract or in tort, Legal or equitable, now existing or hereafter arising, relating in any way to this Agreement, the Notes, or any related Loan Papers whether incorporating this Arbitration Program, or any past, present, or future loans, transactions, contracts, agreements, relationships, incidents or injuries of any kind whatsoever relating to or involving Business Banking, Community Banking, or any successor group or department of Lender. DISPUTES SUBMITTED TO ARBITRATION ARE NOT RESOLVED IN COURT BY A JUDGE OR JURY.

Governing Rules. Any arbitration proceeding will (i) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (ii) be conducted by the AAA (American Arbitration Association), or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the "Rules"). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Arbitration proceedings hereunder shall be conducted at a location mutually agreeable to the parties, or if they cannot agree, then at a location selected by the AAA in the state of the applicable substantive law primarily governing the Credit. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute. Arbitration may be demanded at any time, and may be compelled by summary proceedings in Court. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief. The arbitrator shall award all costs and expenses of the arbitration proceeding. Nothing contained herein shall be deemed to be a waiver by any party that is a Bank of the protections afforded to it under 12 U.S.C. 91 or any similar applicable state law.

No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any Dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any Dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. Every arbitrator must be a practicing attorney or a retired member of the state or federal judiciary, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the Dispute. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all Disputes in accordance with the applicable substantive law and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the applicable State Rules of Civil Procedure, or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.


Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the Dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the Dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. The resolution of any Dispute shall be determined by a separate arbitration proceeding and such Dispute shall not be consolidated with other disputes or included in any class proceeding. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the documents between the parties or the subject matter of the Dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the documents or any relationship between the parties.

10.20 - Notice of Final Agreement. THIS AGREEMENT, THE NOTES, THE LOAN PAPERS AND ANY CONTRACTS OR INSTRUMENTS RELATING THERETO, REPRESENT THE ENTIRE AGREEMENT BETWEEN THE PARTIES, AND IT IS EXPRESSLY UNDERSTOOD THAT ALL PRIOR CONVERSATIONS OR MEMORANDA BETWEEN THE PARTIES REGARDING THE TERMS OF THIS AGREEMENT SHALL BE SUPERSEDED BY THIS AGREEMENT. ANY AMENDMENT, APPROVAL, OR WAIVER BY LENDER OF THE TERMS OF THIS AGREEMENT, THE Notes, LOAN PAPERS AND ANY CONTRACTS OR INSTRUMENTS RELATING THERETO, MUST BE IN WRITING OR CONFIRMED IN WRITING, AND SHALL BE EFFECTIVE ONLY TO THE EXTENT SPECIFICALLY SET FORTH IN SUCH WRITING. THIS AGREEMENT, IN CONJUNCTION WITH THE NOTES, LOAN PAPERS AND ANY CONTRACTS OR INSTRUMENTS RELATING THERETO SHALL SERVE TO EVIDENCE THE TERMS OF THE ENTIRE AGREEMENT BETWEEN THE PARTIES.

EFFECTIVE as of the date first hereinabove written.

BORROWER:

TCTB PARTNERSHIP, LTD.

BY: TCTB COMPANY, Its General Partner

By:____/s/ Jon Morgan______________
         Jon M. Morgan, President


LENDER:

WELLS FARGO BANK TEXAS N.A.

By: ____/s/ Brian Lucas_____________
         Brian J. Lucas, Vice President